Vicor Corporation Reported Its Financial Results for the First Quarter Ended March 31, 2010

ANDOVER, MA -- (Marketwire - April 22, 2010) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the first quarter ended March 31, 2010.

Revenues for the first fiscal quarter ended March 31, 2010, increased to $51,709,000, compared to $50,448,000 for the corresponding period a year ago, and increased from $49,138,000 for the fourth quarter of 2009. Gross margin increased to $23,324,000 for the first quarter of 2010, compared to $21,831,000 for the corresponding period a year ago and $22,497,000 for the fourth quarter of 2009. Gross margin, as a percentage of revenue, increased to 45.1% for the first quarter of 2010 compared to 43.3% for the first quarter of 2009, but decreased on a sequential basis from 45.8% for the fourth quarter of 2009. Net income for the first quarter was $1,952,000, or $0.05 per diluted share, compared to a net loss of $(2,543,000), or $(0.06) per diluted share, for the corresponding period a year ago and net income of $2,309,000, or $0.06 per diluted share, for the fourth quarter of 2009. Results for the first quarter of 2009 were negatively impacted by a pre-tax charge of $3,098,000 for severance and other employee-related costs in connection with a workforce reduction implemented during the quarter.

Commenting on the Company's performance, Patrizio Vinciarelli, Chairman of the Board, President and Chief Executive Officer, stated, "Each of our three primary business units experienced improved bookings and revenue. Consolidated revenue increased 5.2% sequentially, while the consolidated book-to-bill ratio for the first quarter was 1.39:1, as compared to 1.16:1 for the fourth quarter of 2009. Total backlog at the end of the first quarter of 2010 was $78,407,000, as compared to $58,489,000 at the end of 2009."

"Our brick components business grew sequentially, with particular strength in its configurable product lines. V-I Chip revenue for the first quarter grew 99% sequentially, while bookings grew at a faster pace as a large customer placed initial production orders for new programs. V-I Chip also received initial orders from other early adopters of Factorized Power. With increased volume, we expect to achieve improvement in product-level profitability, although we do not expect to reach our efficiency and margin targets in 2010. "

Dr. Vinciarelli concluded, "Picor also grew sequentially and experienced strong bookings. Picor is collaborating closely with V-I Chip in providing distinctive power management solutions and, in particular, is sharing in V-I Chip's success with important early adopters."

Depreciation and amortization for the first quarter of 2010 was approximately $2,432,000, and capital additions totaled $2,429,000. For the same period of 2009, depreciation and amortization was $2,625,000 and capital additions totaled $1,029,000. Cash, restricted cash equivalents and short-term investments decreased by $574,000 to approximately $42,425,000 at the end of the first quarter of 2010 from $42,999,000 at the end of 2009. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan.

As of March 31, 2010, the Company held approximately $30,075,000, at par value, of auction rate securities classified as long-term investments. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the Company to classify its holdings as long-term investments and reduce their carrying value to an estimated market value. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect the Company's ability to execute its current operating plan.

The tax provisions in 2010 and 2009 provide for estimated income taxes due in various state and international taxing jurisdictions, estimated alternative minimum tax, and for estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, offset by the expected utilization of federal and foreign net operating loss carryforwards. The 2010 and 2009 tax provisions also include discrete items, principally expense for increases in state taxes and accrued interest for potential liabilities.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call on Monday, April 26, 2010, at 11:00 a.m. Eastern Time. Shareholders interested in participating in the call should call 800-688-0796 at approximately 10:50 a.m. and use the Passcode 35693473. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 11, 2010. The replay dial-in number is 888-286-8010 and the Passcode is 45895028. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

               VICOR CORPORATION

                     CONSOLIDATED STATEMENT OF OPERATIONS
   (Thousands except for per share amounts)

                                                       QUARTER ENDED
                                                        (Unaudited)

                                              -------------------------------
                                                  MAR 31,         MAR 31,
                                                   2010             2009
                                              -------------- ----------------

Net revenues                                  $       51,709  $       50,448
Cost of revenues                                      28,385          28,617
                                              --------------  --------------
    Gross margin                                      23,324          21,831

Operating expenses:
      Sales & administration                          11,880          12,823
      Research & development                           8,868           7,751
      Severance charge                                     0           3,098
                                              --------------  --------------
          Total operating expenses                    20,748          23,672

Income (loss) from operations                          2,576          (1,841)

Other income (expense), net                               67             118
                                              --------------  --------------

Income (loss) before income taxes                      2,643          (1,723)

Provision for income taxes                               638             428
                                              --------------  --------------

Consolidated net income (loss)                         2,005          (2,151)

Less: Net income attributable to
  noncontrolling interest                                 53             392
                                              --------------  --------------

Net income (loss) attributable to
  Vicor Corporation                           $        1,952 ($        2,543)
                                              ==============  ==============

Net income (loss) per share attributable
  to Vicor Corporation:
        Basic                                 $         0.05 ($         0.06)
        Diluted                               $         0.05 ($         0.06)

Shares outstanding:
        Basic                                         41,666          41,665
        Diluted                                       41,700          41,665

              VICOR CORPORATION

         CONSOLIDATED BALANCE SHEET
                 (Thousands)

                                                 MAR 31,         DEC 31,
                                                   2010            2009
                                               (Unaudited)     (Unaudited)
                                             --------------- ---------------
Assets

Current assets:
    Cash and cash equivalents                $       41,661  $       40,224
    Restricted cash equivalents                         192             192
    Short-term investments                              572           2,583
    Accounts receivable, net                         31,135          26,565
    Inventories, net                                 21,710          21,357
    Deferred tax assets                                 181             181
    Other current assets                              4,584           4,345
                                             --------------- ---------------
            Total current assets                    100,035          95,447

Restricted cash and cash equivalents                    223             223
Long-term investments                                29,170          30,957
Property and equipment, net                          49,051          49,009
Other assets                                          4,896           4,941
                                             --------------- ---------------

                                             $      183,375  $      180,577
                                             =============== ===============

Liabilities and Equity

Current liabilities:
    Accounts payable                         $        8,923  $        9,458
    Accrued compensation and benefits                 6,557           5,740
    Accrued severance charge                             44             259
    Other accrued liabilities                         2,970           2,678
      Deferred revenue                                3,129           2,521
                                             --------------- ---------------
          Total current liabilities                  21,623          20,656

Long-term deferred revenue                            2,143           2,196
Long-term income taxes payable                          488             384
Deferred income taxes                                 1,254           1,275

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                   162,384         162,248
    Retained earnings                               114,924         112,972
    Accumulated other comprehensive loss             (1,952)         (1,608)
    Treasury stock                                 (121,827)       (121,827)
                                             --------------- ---------------
        Total Vicor Corporation stockholders'
         equity                                     153,529         151,785
  Noncontrolling interest                             4,338           4,281
                                             --------------- ---------------
    Total equity                                    157,867         156,066
                                             --------------- ---------------

                                             $      183,375  $      180,577
                                             =============== ===============

For further information contact:
James A. Simms, Chief Financial Officer
Tel: 978-470-2900/Fax: 978-749-3439